Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA ANNOUNCES CLINICAL LEADERSHIP CHANGES

SAN CARLOS, Calif. – February 17, 2021 – BioCardia®, Inc. [Nasdaq: BCDA] a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today announced clinical leadership changes.

Dr. Sujith Shetty who has been with the Company for almost two years in the capacity of Vice President of Clinical and Regulatory will assume the role of Chief Medical Officer, replacing Dr. Eric Duckers, who resigned as Chief Medical Officer of the Company to pursue other opportunities, effective as of February 15th, 2021. Simultaneous with his resignation, Dr. Duckers entered into a consulting agreement to continue to provide support for the ongoing CardiAMP Heart Failure Trial and its leadership team.

Ms. Debby Holmes-Higgin who has been with the Company for more than three years will continue to serve as Vice President of Clinical with expanded responsibilities.

Both Dr. Shetty and Ms. Holmes-Higgin will be supported by Dr. Hans-Peter Stoll, who recently assumed the role of consulting Medical Monitor for the CardiAMP clinical study. Dr. Stoll has extensive clinical experience having been most recently the Chief Medical Officer at Biosensors International, and served in key senior clinical roles at GE Healthcare, and Cordis, Johnson & Johnson.

“Evolution of the clinical team after the recent successful Data Safety Monitoring Board Review of the CardiAMP Heart Failure Trial is an important step for the success of the ongoing trial,” said Peter Altman, Ph.D., BioCardia’s President and CEO. “Dr. Shetty and Ms. Holmes-Higgin are world class executives in whom we have every confidence, and I am delighted that they will be supported both by Dr. Stoll as Medical Monitor and Dr. Duckers on a consulting basis.”

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular and respiratory disease. CardiAMP autologous and Neurokinin-1 Receptor Positive allogenic cell therapies are the Company’s biotherapeutic platforms in clinical development. The Company's products include the Helix Biotherapeutic Delivery System and its steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix system and clinical support for their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia, and acute myocardial infarction. For more information, visit www.BioCardia.com.

Forward Looking Statements:
This press release contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements reflect our view as of the time such statement is made and are not guarantees of future performance or developments. Actual results and events may differ materially from information contained in the forward-looking statements. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120

MEDIA CONTACT:
Michelle McAdam, Chronic Communications, Inc.
michelle@chronic-comm.com
(310) 545-6654

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